n e w s  r e l e a s e
FOR MORE INFORMATION, CONTACT:
Amy Smith
Investor Relations
Humana Inc.
502-580-2811
amysmith@humana.com

or

Mark Mathis
Corporate Communications
Humana Inc.
312-441-5010
mmathis@humana.com

Humana Elects Marcy S. Klevorn and
Jorge S. Mesquita to Board of Directors

LOUISVILLE, Ky. — Feb. 18, 2021 — Humana Inc. (NYSE: HUM) announced today that Marcy S. Klevorn and Jorge S. Mesquita have been elected as members of the company’s board of directors.

Marcy S. Klevorn was formerly the Chief Transformation Officer of Ford Motor Company from May 2019 until her retirement in October 2019, where she accelerated Ford’s transformation efforts by helping to refine its corporate governance systems, facilitate faster adoption of agile teams across the business and ensure process improvements across the enterprise. Klevorn’s 36-year career with Ford spanned a variety of executive and leadership roles including Chief Information Officer and Executive Vice President and President of Ford Smart Mobility LLC, where she oversaw the transformation of Ford’s IT tools and talent, and helped accelerate Ford’s mobility services and global data insight and analytics.

Jorge S. Mesquita was formerly the Executive Vice President, Worldwide Chairman, Consumer of Johnson & Johnson (J&J) from December 2014 until February 2019, where he was responsible for increasing the competitiveness of J&J’s consumer business through a comprehensive transformational strategy. In this role, Mesquita served on J&J’s Executive Committee and led the Consumer Group Operating Committee. Prior to that, Mesquita spent 29 years with the The Procter & Gamble Company (P&G), where he held various roles leading P&G consumer-product business units, capped by his role as Group President, New Business Creation and Innovation.

“Both of these strategic appointments will contribute to the strength of Humana’s Board by bringing unique perspective, many years of highly relevant experience, and critical expertise as the enterprise continues to enhance its technology, analytics and consumer capabilities to streamline, simplify and personalize the health care experience,” said Humana Chairman of the Board Kurt J. Hilzinger.

“Marcy’s deep understanding of digital innovation and systems infrastructure and transformation, combined with her proven ability to connect systems to strategy execution, brings valuable insights to the Board as we continue to enhance technology-driven platforms for members and providers,” Hilzinger continued.  “And Jorge’s forward-thinking mindset and strong track record of developing consumer insight-driven innovation capabilities to build and market global consumer brands will be essential as Humana continues to create seamless consumer experiences and help its members achieve their best health.”

The elections bring the number of Humana directors to 14.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•	Annual reports to stockholders
•	Securities and Exchange Commission filings
•	Most recent investor conference presentations
•	Quarterly earnings news releases and conference calls
•	Calendar of events
•	Corporate Governance information

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